CERTIFICATE OF INCORPORATION

                                      -of-

                              HCI ACQUISITION CORP.


               (Under Section 402 of the Business Corporation Law)


                  The undersigned, a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

                  FIRST: The name of the corporation (hereinafter called the "Corporation") is HCI Acquisition Corp.

                  SECOND:  The Corporation is formed for the following purposes:

                           To engage in any lawful act or activity for
                  which corporations may be organized under the Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                           To have,  in  furtherance  of the corporate
                  purposes, all of the powers conferred upon corporations organized under the Business Corporation Law, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of New York.

                  THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

                  FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred (200), all of which are with a par value of One ($.01) Cent, and all of which are of the same class.

                  FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is c/o Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, Attention: James D. Garbus, Esq.

                  SIXTH: The duration of the Corporation is to be perpetual.

                  SEVENTH: The Corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Corporation.

                  EIGHTH: The personal liability of the directors of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.


September 29, 2000.



                                            /s/Sharon R. Reid
                                            ------------------------------------
                                               Sharon R. Reid, Sole Incorporator
                                               c/o Parker Chapin LLP
                                               The Chrysler Building
                                               405 Lexington Avenue
                                               New York, New York 10174